Natural Health Trends Names New Chief Operating Officer

Company Also Appoints President of Korean Subsidiary

DALLAS, TX -- 11/24/2008 -- Natural Health Trends Corp. (NASDAQ: BHIP) announced today that it has appointed Joe Wood as the Company's Chief Operating Officer. Mr. Wood will be the Company's principal operating officer, responsible for product development, marketing, business support and supply chain management.

"I believe that Joe's experience with and passion about products match perfectly with our strategic emphasis on providing superior products to our members to realize their well-being or aspiration," said Chris Sharng, President of Natural Health Trends. "We are working hard to put our legacy issues behind us, and appointing Joe as our Chief Operating Officer is, with his background, evidence of our commitment to offering superior consumer products to our members."

Mr. Wood was President of NHT Global, North Asia, in charge of Korean and Japanese markets. He joined the Company in 2003 as the President of the Company's Korean subsidiary, where he started up the operations from scratch and built the Korean subsidiary into a successful business.

Natural Health Trends also today promoted Ted Kwon to President of its Korean subsidiary. He has been chief operating officer and chief financial officer of the subsidiary since 2003, where he was responsible for business and financial planning and execution. Prior to that time he held numerous executive positions at other Korean lifestyle products companies.

"The Korean market is one of our core markets and Ted will be invaluable in our efforts to further build this market with a growth in distributors and in our product line," said Mr. Sharng.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website, and management encourages interested parties to register for updated corporate information via email on the company's home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 31, 2008, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Jean Bono
Natural Health Trends Corp.
investor.relations@nhtglobal.com